Exhibit 5.1




                June 20, 1996



Unilab Corporation
18448 Oxnard Street
Tarzana, CA 91356

     Re:  Registration Statement on Form S-8

Gentlemen:

     I am Vice President, Secretary and General Counsel of Unilab Corporation, a Delaware corporation (the
"Company"). I have represented the Company in connection with the preparation of a Registration Statement on Form S-8 (as amended, the "Registration Statement") being filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 5,350,000 shares (the "Common Shares") of the Company's common stock, par value $.01 per share (the "Unilab Common Stock"), to be offered in connection with the transactions described in the Prospectus dated the date hereof (the "Prospectus"), which is included in the Registration Statement.

     The Registration Statement has been filed in connection with:

     (i)  350,000 Common Shares that have been or
may be acquired by certain affiliated and nonaffiliated persons of the Company pursuant to (a) issuances to such persons by the Company of 25,000 restricted Common Shares (the
"Restricted Shares") and (b) 325,000 shares issuable upon the exercise of certain options (the "Option Shares") granted to certain employees and officers of the Company;

     (ii) 4,000,000 Common Shares that are issuable under the Company's 1996 Stock Option and Performance
Incentive Plan (the "Stock Option Plan Shares"); and

     (iii) 1,000,000 Common Shares that are issuable under the Company's Non-Employee Directors Stock Plan
("Director Shares").

     The Unilab Common Stock is described in the Prospectus included in the Registration Statement, to which this opinion is an exhibit. Except as otherwise specifically provided herein, all capitalized terms shall have the same meanings assigned to them in the Prospectus.

     For purposes of this opinion, I have examined originals, or copies certified to my satisfaction, of such documents and records and certificates of public officials as I have deemed necessary in connection with the opinions expressed below. As to certain factual matters relevant to this opinion, I have relied upon my personal knowledge of certain facts herein, an examination of relevant documents, corporate records, certificates of public officials, and representations made to me in my professional capacity by members of the Company's management, officers and employees. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies.

     Based upon the foregoing, I am of the opinion that:

     1.   The Option Shares, the Stock Option Plan
Shares and the Director Shares will, when issued and paid for in accordance with the terms of their respective option agreements, be duly authorized, validly issued, fully paid and nonassessable.

     2. The Restricted Shares are duly authorized, validly issued and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to me under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement.

     I am a member of the Bar of the State of New York and do not hold myself out as being expert or express any opinion as to the laws of any jurisdiction other than those of the United States and the State of New York.

     This opinion is intended for the Company's use in connection with this Registration Statement only.

               Very truly yours,



               Mark L. Bibi